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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                  SCHEDULE 13G






                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                               Clarus Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    182707109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ X ] Rule 13d-1(b)

            [   ] Rule 13d-1(c)

            [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                                PAGE 1 OF 9 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  2  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, Hancock Venture
           Partners, Inc. and John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 2 OF 9 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  3  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Life Insurance Company  (formerly named John Hancock Mutual Life Insurance Company)
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, Hancock Venture
           Partners, Inc. and John Hancock Advisers, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 3 OF 9 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  4  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    Number of
      Shares                 1,203,205: 870,155 through its direct, wholly-owned subsidiary, Hancock Venture Partners,
                             Inc. and 330,050 through its indirect, wholly owned subsidiary, John Hancock Advisers,
                             Inc.

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,203,205: 870,155 through its direct, wholly-owned subsidiary, Hancock Venture Partners,
                             Inc. and 330,050 through its indirect, wholly-owned subsidiary, John Hancock Advisers,
                             Inc.

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,203,205: 870,155 through its direct, wholly-owned subsidiary, Hancock Venture
           Partners, Inc. and 330,050 through its indirect, wholly owned subsidiary, John
           Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.7%: 7.8% through its direct, wholly-owned subsidiary, Hancock Venture
           Partners, Inc. and 2.9% through its indirect wholly-owned subsidiary, John
           Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 4 OF 9 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.   182707109                                      13G                   Page  5  of  9  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Hancock Venture Partners, Inc.
           I.R.S. No. 04-2765223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 870,155

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  870,155

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           870,155

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.8%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                                       *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                                 PAGE 5 OF 9 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Clarus Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      3970 Johns Creek Court, Suite 100
                      Suwanee, GA  30024

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Financial Services, Inc. ("JHF"), JHF's direct, wholly-owned subsidiary, John Hancock Life Insurance Company ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI") and JHSI's wholly-owned subsidiary, Hancock Venture Partners, Inc. ("Venture").

                      Effective February 1, 2000, JHF became the parent of JHLICO, formerly named John Hancock Mutual Life Insurance Company.

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHF, JHLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business office of Venture is located at One Financial Center, Boston, Massachusetts 02111.

         Item 2(c)    Citizenship:
                      JHLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHF, JHSI and Venture were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      182707109

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHF:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                      JHSI:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      Venture:      (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers Act
                                            of 1940.

                                PAGE 6 OF 9 PAGES

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: Venture has beneficial ownership of 870,155 shares of Common Stock. Venture is a managing general partner of the general partner of HarbourVest Partners IV Direct Fund L.P. ("Fund IV") and Falcon Ventures II L.P., which hold shares of the Issuer. Venture has sole beneficial ownership of the shares held in this partnership. Through their parent-subsidiary relationship to HVP, JHF, JHLICO and JHSI have indirect beneficial ownership of the HVP shares.

                             In addition to the shares held by HVP, John Hancock Advisers, Inc. ("JHA"), an Investment Adviser registered under ss. 203 of the Investment Advisers Act of 1940 and the indirect, wholly-owned subsidiary of JHF, JHLICO and JHSI, has beneficial ownership of 333,050 shares of Common Stock held in various Investment Companies registered under ss. 8 of the Investment Company Act.

                      (b)    Percent of Class:
                             JHSI     - 10.7%
                             Venture  -  7.8%
                             JHA      -  2.9%

                      (c)    (i)    sole power to vote or to direct the
                                    vote: HVP has sole power to vote or to
                                    direct the vote of 870,155 shares of Common
                                    Stock. JHA has sole power to vote or to
                                    direct the vote of 330,050 shares of Common
                                    Stock.

                             (ii)   shared power to vote or to direct the vote:  -0-

                             (iii) sole power to dispose or to direct the disposition of: Venture has sole power to dispose or to direct the disposition of 870,155 shares of Common Stock. JHA has sole power to dispose or to direct the disposition of 330,050 shares of Common Stock.

                             (iv) shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      See Item 4(a).

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                PAGE 7 OF 9 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.


                                                     By:      /s/Barry J. Rubenstein
                                                              -----------------------------------
                                                     Name:    Barry J. Rubenstein
Dated: February 8, 2000                              Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company


                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.


                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Secretary


                                                     Hancock Venture Partners, Inc.


                                                     By:      /s/Martha D. Vorlicek
                                                              ---------------------
                                                     Name:    Martha D. Vorlicek
Dated: February 8, 2000                              Title:   Managing Director



                                PAGE 8 OF 9 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Financial Services, Inc., John Hancock Life Insurance Company, John Hancock Subsidiaries, Inc., and Hancock Venture Partners, Inc. agree that the Schedule 13G (Amendment No. 2) to which this Agreement is attached, relating to the Common Stock of Clarus Corporation is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              -----------------------------------
                                                     Name:    Barry J. Rubenstein
Dated: February 8, 2000                              Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: February 8, 2000                              Title:   Secretary


                                                     Hancock Venture Partners, Inc.

                                                     By:      /s/Martha D. Vorlicek
                                                              ---------------------
                                                     Name:    Martha D. Vorlicek
Dated: February 8, 2000                              Title:   Managing Director



                                PAGE 9 OF 9 PAGES


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